InnerWorkings Announces Major Changes to Board Composition and Leadership
Return to Independent Chairman of the Board
Adds Two New Highly-Qualified Independent Directors to the Board
CHICAGO, IL - July 30, 2018 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, announced today that following the Company’s September 6, 2018 Annual Meeting of Stockholders, the Company’s Lead Independent Director, Jack Greenberg, will return to his role as Chairman of the Board of Directors, a role he previously held from June 2010 to April 2018. The Company’s current Executive Chairman of the Board, Eric Belcher, will continue to serve on the Board through December 31, 2018, at which time he will retire from the Board.

Linda Wolf, Chairwoman of the Nominating and Corporate Governance Committee, said, “The Board has long benefited from having an independent director in the chairman role. Given how well the CEO transition process is going, we are now well positioned to return to that governance framework under Jack’s strong leadership. I want to thank Eric for serving in the chairman capacity to support an effective CEO transition.”

Additionally, the Board of Directors has resolved to appoint Lindsay Corby and Adam Gutstein as independent directors to the Board.

Ms. Corby is a highly skilled financial executive and recognized leader who currently serves as Executive Vice President and Chief Financial Officer of Byline Bank and is a Certified Public Accountant. She was previously a Director on the Board of QCR Holdings, Inc., where she served as Chairperson of the Risk Committee and member of the Audit Committee. Prior to joining Byline Bank, Ms. Corby spent 12 years in investment banking and private equity. Ms. Corby’s appointment to the Board is effective immediately.

Mr. Gutstein is a former Partner and current Vice Chairman of PwC US. Before joining PwC in 2010, Mr. Gutstein was Chief Executive Officer of Diamond Management & Technology Consultants, a publicly traded global professional services firm that he co-founded. During his 16-year tenure, Mr. Gutstein guided multidisciplinary teams globally in delivering client value through developing growth strategies, improving operations, and capitalizing on technology. Diamond experienced strong organic growth in revenue, profitability, and cash flow under his leadership. Mr. Gutstein is already familiar with InnerWorkings, having served on the Board in 2010 before joining PwC. Mr. Gutstein’s appointment to the Board is effective October 1, 2018, following his planned retirement from PwC.

Jack Greenberg said, “The Board is pleased to welcome two outstanding new independent directors in Lindsay and Adam. Lindsay’s accounting and financial background and Adams’s industry expertise and operational track record will enhance the Board’s ability to guide the Company in delivering long-term shareholder value. The addition of Lindsay will also bring the representation of women on the Board to one-third of the directors, a further step in the Board’s strong commitment to diversity. Together with our new CEO, Rich Stoddart, the Board has now added three new directors this year and refreshed one-third of the Board in less than six months.”

About InnerWorkings

InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs 2,100 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. Among the many industries InnerWorkings serves are: retail, financial services, hospitality, consumer packaged goods, not-for-profits, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.

Additional Information and Where to Find It

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at Company’s upcoming 2018 Annual Meeting of Stockholders (“Annual Meeting”). The Company intends to file with the SEC an amended and restated proxy statement (the “Amended Proxy Statement”) and proxy card in connection with its solicitation of proxies from the Company’s stockholders for the Annual Meeting. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE AMENDED PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS OR AMENDMENTS THERETO), THE ACCOMPANYING PROXY CARD AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Amended Proxy Statement. To the extent holdings of such participants in the Company’s securities may change after the filing of the Amended Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC and available on the ‘investor relations’ section of the Company’s website at http://investor.inwk.com. Additional details concerning the Board’s nominees for the Annual Meeting will be set forth in the Amended Proxy Statement and other materials to be filed with the SEC in connection with the Annual Meeting. Stockholders will be able to obtain a copy of the Amended Proxy Statement, any supplements or amendments thereto and other documents filed by the Company with the SEC for no charge at the SEC’s website at http://www.sec.gov. Copies can also be obtained at no charge on the ‘investor relations’ section of the Company’s website at http://investor.inwk.com, by writing to the Company at Investor Relations, InnerWorkings, Inc., 600 West Chicago Avenue, Chicago, IL 60654, or by calling Bridget Freas, Vice President, Finance and Investor Relations, at (312) 589-5613.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K/A.

Contact:
Bridget Freas
InnerWorkings, Inc.
312.589.5613
bfreas@inwk.com

or

Morrow Sodali
Mike Verrechia
212.300.2473
m.verrechia@morrowsodali.com